Exhibit 4.51

COMMON STOCK PURCHASE AGREEMENT

This AGREEMENT dated as of February     , 2007 (this “Agreement”), by and among pSivida Ltd., a corporation organized under the laws of the Commonwealth of Australia and having an office at Level 12 BGC Centre 28, The Esplanade, Perth, WA 6000 Australia (“PSD”) and GEM Global Yield Fund, a corporation organized and existing under the laws of the Cayman Islands, c/o Loughran & Co., with its principal place of business at 38 Hertford Street, London W1Y7TG (“Purchaser”).

R E C I T A L S

WHEREAS, Aion Diagnostics Inc., a Delaware corporation having an office at The Miramar, 40-48 Subiaco Square Road, Subiaco 6008 Australia (“Aion”) is in the process of completing an initial public offering of its common stock (the “IPO”) on the Frankfurt Stock Exchange (the “Exchange”); and

WHEREAS, the proceeds of the IPO will be placed into an escrow account (the “IPO Escrow Account”) with Lindemann Schwennicke & Partner, acting as escrow agent for Aion, pending the German regulatory authorities’ approval of the IPO and listing Aion on the Exchange; and

WHEREAS, at the date of this Agreement, PSD owns an aggregate of 9,600,010 shares (the “Shares”) of common stock (“Common Stock”), par value $0.001, of Aion; and

WHEREAS, GEM, or an affiliate, intends to purchase a portion of Aion’s shares in the IPO; and

WHEREAS, Aion is indebted to PSD under the terms of a promissory note in the original principal amount of A$1,902,656.86 dated September 14, 2006 (the “Note”), and.

WHEREAS, concurrently with the closing of the IPO, Purchaser wishes to purchase the Shares and to satisfy Aion’s obligations under the Note, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and good and valuable consideration set forth herein, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Purchase of Shares. On the Effective Date (as hereinafter defined), subject to PSD’s receipt of the payments described in Sections 2 and 3(b) of this Agreement, PSD agrees to sell, transfer, convey, assign the Shares to Purchaser, and Purchaser agrees to purchase the Shares. The purchase price for the Shares is equal to the difference between US $3,000,000.00 and the amount received by PSD on the Effective Date pursuant to Section 2 of this Agreement.

2. Repayment of Promissory Note. On the Effective Date, Purchaser shall pay to PSD an amount equal to the then existing principal balance due under the Note plus a sum equal to all accrued but unpaid interest due as of the date of such principal payment. Such payments will be made in accordance with Section 3 of this Agreement.

3. Purchase Price; Payment; Delivery of Closing Documents.

a. Within three (3) business days of the execution of this Agreement, PSD shall deliver to McLaughlin & Stern, LLP, counsel to Purchaser (“Escrow Agent”), the following items to be held in escrow: (i) a duly endorsed stock power authorizing the transfer of the Shares to the Purchaser; and (ii) a certificate of PSD’s corporate secretary certifying the resolutions of the directors of PSD authorizing the transactions contemplated herein (the “Escrowed Documents”). The Escrowed Documents shall be released from escrow in accordance with

Section 3(b) upon PSD’s receipt of US$3,000,000 by wire transfer for the Shares and for satisfaction of Aion’s obligations under the Note or upon termination of this Agreement in accordance with Section 9.

b. Upon the effective date of the IPO, the listing of Aion’s common stock on the Exchange and the release of the proceeds of the IPO to Aion (the “Effective Date”), Purchaser shall deliver or cause to be delivered US$3,000,000 by wire transfer to an account designated by PSD. Upon PSD’s receipt of US$3,000,000, it shall deliver the Note to Aion, Purchaser and PSD shall each authorize the Escrow Agent to release the Escrowed Documents to Purchaser, PSD shall deliver the stock certificate representing the Shares to Purchaser or Purchaser’s designee and Aion shall be authorized to reflect the transfer of the Shares on its stock ledger.

4. Reimbursement of Expenses. Prior to the date hereof, PSD has delivered to the Purchaser documentation supporting PSD’s payment on behalf of Aion for actual expenses incurred by Aion during December 2006 totaling A$88,000/US$67,760 (collectively, “Expenses”). In consideration for PSD executing this Agreement, and in addition to the $3,000,000 payment, upon execution of this Agreement, Purchaser shall (1) pay to PSD by wire transfer US$67,760, (the “Existing Expense Reimbursement”); (2) pay to Aion by wire transfer US$39,000 for expenses incurred by Aion prior to the date hereof (the “Aion Expense Reimbursement”) and (3) within 5 business days of PSD’s request for additional expense reimbursement for expenses incurred by Aion prior to the date hereof, additional expense reimbursements, not to exceed US$93,240, which request(s) shall be accompanied by documentation acceptable to Purchaser, including, but not limited to invoices, supporting Aion’s request for payment of such actual expenses incurred prior to the date hereof (the “Additional Expense Reimbursement”).

5. Parties’ Covenants.

a. Purchaser’ Covenants. Upon receipt into the IPO Escrow Account of not less than US $3,000,000.00 of net proceeds from the IPO and upon the effectiveness of the listing of Aion on the Exchange and consummation of the IPO, the Purchaser shall pay US$3,000,000 to PSD, provided that in the event that the IPO is not consummated, Purchaser shall have the right to instruct the IPO Escrow Agent to return the proceeds of the IPO to the investors.

b. Aion Expenses. PSD covenants and agrees that subject to PSD’s receipt of the Existing Expense Reimbursement and the Additional Expense Reimbursement and the extension wire payments described and payable as set forth in Section 9 and subject to Aion’s receipt of the payment by Purchaser of the Aion Expense Reimbursement, it will (a) prior to February 15, 2007 pay Aion’s expenses but only to the extent that PSD has received a wire transfer from Purchaser for such expenses and (b) after February 15, 2007, continue to pay to Aion (or to creditors on Aion’s behalf) up to a maximum of US $100,000 during each of the periods February 15th -28th, the month of March and the month of April, as requested by Aion for expenses previously incurred by Aion. PSD is under no obligation to pay Aion (or creditors on Aion’s behalf) in excess of $100,000 in any of the periods set forth in the prior sentence for expenses incurred unless PSD has received a wire transfer from Purchaser for such expenses in addition to the payments set forth in Sections 4 and 9.

6. Representations and Warranties of PSD. PSD represents and warrants as follows:

a. The Shares constitute, as of the date of this Agreement, all of the shares of capital stock of Aion owned by PSD.

b. PSD is the sole record and beneficial owner of the Shares free of all liens, claims, pledges, options, restrictions, security interests and encumbrances of any kind or nature whatsoever, nor are they subject to any shareholder agreement or any agreement granting any third party the right to participate in this transaction, including any “drag-along” or “tag-along” rights of any minority shareholders (collectively “Encumbrances. The Shares shall be delivered to Purchaser free and clear of any Encumbrances, provided that PSD makes no representation as to any Encumbrances arising from Purchaser’s possession of the Shares or the affect of any contracts, commitments, claims or other relationships between Purchaser and any third party or any laws or regulations arising under the laws of the United Kingdom or the Cayman Islands.

c. PSD has full right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and this Agreement constitutes the legal, valid, binding and enforceable obligation of PSD, subject to bankruptcy, insolvency (including, without limitation, all laws relating to preferences and fraudulent transfers), suspension of payments, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing regardless of any purported waiver of such concepts and, regardless of whether enforcement is sought in a proceeding at law or in equity).

d. The execution and delivery by PSD of this Agreement and its performance hereunder do not and will not conflict in any material way with or constitute a material default, breach or violation under (a) any provision of any material agreement, judgment, injunction, order, decree or other instrument binding upon PSD, or (b) to the best of its knowledge, any applicable law or regulation binding upon PSD.

7. Purchaser’s Representations and Warranties. Purchaser represents and warrants that

a. Purchaser has full right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and this Agreement constitutes the legal, valid, binding and enforceable obligation of the Purchaser. The execution and delivery by the Purchaser of this Agreement and its performance hereunder does not and will not conflict with or constitute a default, breach or violation under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser, subject to bankruptcy, insolvency (including, without limitation, all laws relating to preferences and fraudulent transfers), suspension of payments, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing regardless of any purported waiver of such concepts and, regardless of whether enforcement is sought in a proceeding at law or in equity).

b. The execution and delivery by Purchaser of this Agreement and its performance hereunder do not and will not conflict with or constitute a material default, breach or violation under any provision of applicable law or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser.

c. The transactions contemplated by this Agreement and the transactions contemplated by that certain Redemption Agreement, by and between Purchaser and Aion (the “Redemption Agreement”), have been disclosed in all material respects to the purchasers in the IPO and that to Purchaser’s knowledge after due inquiry the IPO as proposed to be conducted otherwise complies with applicable laws and regulations. Purchaser shall indemnify and hold harmless PSD, its affiliates, directors, officers, shareholders, employees, agents and permitted successors and assigns of any of the foregoing from and against any and all losses, claims, damages, liabilities, awards, demands, and expenses (including, without limitation, all judgments, amounts paid in settlements, reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened, and the costs of enforcement thereof) that arise out of, or relate to, or are incurred in connection with a breach or an inaccuracy of any of Purchaser’s representation and warranty made in this Section 7(c).

8. Release; Covenant Not to Sue.

a. Release. As a condition precedent to Purchaser’s obligations to pay PSD US $3,000,000 under this Agreement, on the Effective Date, Aion , on the one hand, and PSD, on the other hand will execute a general release in the form attached hereto as Exhibit A (the “Release”). Notwithstanding the foregoing, in the event PSD is willing to execute the Release but Aion does not execute the release, then Purchaser shall have waived the execution of the Release as a condition precedent to Purchaser’s obligations to pay PSD US $3,000,000 under this Agreement.

9. Termination. This Agreement shall terminate automatically at 5:00 p.m. on

February 15, 2007 (the “Initial Termination Date”) unless PSD has received US$3,000,000 pursuant to paragraph 3(b) of this Agreement prior to such date or unless written notice of its extension together with the First Extension Wire Payment is given by Purchaser to PSD (the “First Extension Notice”) on or before the Initial Termination Date. To be effective, the First Extension Notice shall be delivered contemporaneously with a wire transfer of US $100,000.00 (the “First Extension Wire Payment”) to PSD, and shall entitle Purchaser to extend this Agreement through February 28, 2007 (the “Second Termination Date”), unless written notice of an additional extension together with the Second Extension Wire Payment is given by Purchaser to PSD (the “Second Extension Notice”), with a copy to Aion, on or before the Second Termination Date. To be effective, the Second Extension Notice shall be delivered contemporaneously with a wire transfer of US $100,000.00 (the “Second Extension Wire Payment”) to PSD, and shall entitle Purchaser to extend this Agreement through March 31, 2007 (the “Third Termination Date”), unless written notice of an additional extension together with the Third Extension Wire Payment is given by Purchaser to PSD (the “Third Extension Notice”), with a copy to Aion, on or before the Third Termination Date. To be effective, the Third Extension Notice shall be delivered contemporaneously with a wire transfer of US $100,000.00 (the “Third Extension Wire Payment”) to PSD, and shall entitle Purchaser to extend this Agreement through April 30, 2007.

Notwithstanding the foregoing, to the extent that the aggregate amount paid by PSD on Aion’s behalf (or to Aion, as the case may be) after February 15th pursuant to Section 5(b) of this Agreement, is less than the aggregate extension wire payments paid to PSD by Purchaser pursuant to this Section 9 through the Effective Date, the payment due PSD by Purchaser on the

Effective Date shall be reduced by the amount by which such aggregate amount paid by PSD pursuant to Section 5(b) is less than the aggregate extension wire payments. In the event that the IPO is not consummated, PSD shall reimburse Purchaser to the extent that the aggregate amount paid by PSD on Aion’s behalf (or to Aion, as the case may be) after February 15th pursuant to Section 5(b) of this Agreement is less than the aggregate extension wire payments paid to PSD by Purchaser pursuant to this Section 9 through the date that Purchaser notifies PSD that the IPO will not be consummated.

In the event that the Purchaser has not purchased the Shares in accordance with this Agreement on or before the applicable termination date, then, upon termination of this Agreement, the Purchaser and PSD shall authorize the Escrow Agent to release the Escrowed Documents to PSD.

10. Miscellaneous.

a. Amendments, Etc. No amendment of any provision of this Agreement shall in any event be effective unless the amendment shall be in writing and signed by PSD and the Purchaser, and no waiver nor consent to any departure by any party therefrom shall in any event be effective unless such waiver or consent shall be in writing and signed by the party waiving or consenting to such provision, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

b. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including facsimile with confirmation of receipt) and mailed, faxed, or delivered to the addresses first set forth above, or, as to any such party, at such other address as shall be designated by such party in a written notice to the other parties. Copies of all notices to Purchaser shall be sent to McLaughlin & Stern, LLP, 260 Madison Avenue, New York, NY 10016, Attn: Steven W. Schuster, Esq., Fax (212) 448-0066. Copies of all notices to PSD shall be sent to Lori Freedman, Vice President, Corporate Affairs, General Counsel and Secretary pSivida Limited 400 Pleasant Street Watertown, MA, 02472 fax: (617) 812-2400.

c. No Waiver; Remedies. No failure on the part of the Purchaser or PSD to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

d. Survival of Agreements, etc. The representations, warranties, covenants and provisions contained in this Agreement shall survive the date hereof and the purchase of the Shares and repayment of the Note by the Purchaser.

e. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

f. Integration. This Agreement sets forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and thereby supersede any previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.

g. Binding Effect; Governing Law. This Agreement shall be binding upon and inure to the benefit of PSD, and the Purchaser, and their respective successors and assigns, except that PSD may not assign this Agreement, or the rights or obligations hereunder, prior to the Effective Date without the prior written consent of Purchaser, and provided further that no consent to assignment shall be required in connection with any merger or sale of substantially all of the assets of PSD prior to the Effective Date sol long as such merger or sale of assets does not adversely affect Purchaser’s right to purchase the Shares under this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements and instruments executed and performed in the State of New York. The parties acknowledge that the federal and state courts of the State of New York shall be the exclusive venues for all claims under this Agreement.

h. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

i. Additional Documents. The parties will on the Effective Date and after PSD’s receipt of the US$3,000,000 execute and deliver any instrument, document, or other paper and take any other action that is necessary to transfer the Shares to Purchaser; provided that PSD shall not be required to incur costs in excess of $1,000 to comply with this paragraph 10(i).

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

GEM Global Yield Fund.	pSivida Ltd.

By:	By:
Its:	Its:

EXHIBIT A

MUTUAL GENERAL RELEASE

This Mutual General Release (the “Agreement”) is made as of the      day of             , 2007, by and between pSivida Limited (“pSivida”), an Australian corporation, and AION Diagnostics Inc., a Delaware corporation (“AION”; each of pSivida and AION are herein referred to as a “Party” and collectively as the “Parties”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed between the parties as follows:

1. Release.

(a) Each Party individually and collectively, on behalf of itself, its direct and indirect subsidiaries that it controls, and its predecessors, successors and assigns, (the “Releasing Party”) intending to be legally bound hereby, does hereby absolutely fully and forever release, relieve, remise and discharge (the “Release”) the other Party, its predecessors and successors, and past and present assigns, representatives, subsidiaries, divisions, affiliates, parents, partners, and all of their officers, directors, agents, employees, insurers, and attorneys, both past and present (hereinafter “Released Parties”), of and from any and all manner of claims, demands, actions, causes of action, suits, damages, promises, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, variances, trespasses, judgments, extents, executions, compensation, losses, obligations, costs, expenses and other liabilities of any kind or nature whatsoever, whether in law or equity, whether known or unknown which against any or all of them the Releasing Parties ever had, now have or hereinafter can, shall or may have, from the beginning of the world to the date hereof. (“Claims”).

(b) Each Releasing Party covenants and agrees not to institute, maintain, collect or proceed against Released Parties on any Claims (“Covenant Not to Sue”).

(c) The Parties accept and assume the risk that if any fact or circumstance is found, suspected, or claimed hereafter to be other than or different from the facts or circumstances now believed to be true, the Release and Covenant Not to Sue contained herein shall be and remain in effect notwithstanding any such difference in any such facts or circumstances.

2. Arbitration. Any controversy, dispute or claim arising out of or in any way relating to this Agreement or the breach thereof, or to any aspect of the relationship between a Party and any of the Released Parties, whether based on events, acts or other circumstances taking place prior to or subsequent of the date hereof, shall be finally settled by arbitration before a single arbitrator administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have no power or authority to make any award that provides for punitive or exemplary damages. Each party shall bear its own cost in connection with any arbitration proceedings. A party seeking discovery shall reimburse the responding party for the cost of production of documents (to include search time and reproduction time costs and attorneys’ fees). The parties shall equally share the fees of the arbitration and the arbitrator. The place of arbitration shall be New York City.

3. Miscellaneous.

(a) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day, (c) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to a party hereto at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

(b) Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Parties.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(d) Further Execution. Each Party agrees to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as reasonably practicable after a reasonable request by the other Party.

(e) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the Parties.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature page follows.]

In witness whereof, the parties hereto have executed this Agreement as of the day and year first above written.

PSIVIDA LIMITED	AION DIAGNOSTICS INC.

By:	By:
Name:	Name:	Dr. Anna Kluczewska
Title:	Title:

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